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                               AmeriCom USA, Inc.
                                1303 Grand Avenue
                                    Suite 221
                             Arroyo Grande CA 93420
                                 (805) 473-4022


                                  July 2, 1999



Scott Carni, President
Digicities Inc.
2813 Ocean Park Blvd.,
Santa Monica, CA  90405

         Re:      Memorandum of Understanding

Dear Scott:

     This letter sets forth the basic terms that we have discussed and upon which we have reached a general understanding as to how AmeriCom USA, Inc. ("AUSA"), a Delaware Reporting Public Corporation, will enter into a mutually agreed upon definitive agreement (the "Agreement") to purchase all of the issued and outstanding shares of common stock of Digicities, Inc., a California corporation ("DC" and the "DC Stock"). The Closing Date shall occur not later than, one day prior to the merger between AUSA and Telespace, Ltd. ("TS") a Delaware Non-Reporting Listed Public Company. Closing shall be in any event not later than September 30, 1999. The basic terms and conditions of this transaction (the "Transaction") shall be as follows:

     A. Acquisition of DC Stock. AUSA shall exchange 3,500,000 shares of its common stock (the "AUSA Stock") for all issued and outstanding shares of DC's Stock and all outstanding stock options, whether vested, exercised or otherwise. Subsequent to the completion of the Transaction, DC shall remain a fully operating, wholly owned subsidiary of AUSA.

     B. Acquisition Condition. This Transaction is conditioned on AUSA's being satisfied through due diligence performed by its legal counsel and its outside accounting firm confirming that the information presented by DC to AUSA in support of this Transaction is substantially as represented by DC.

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     C.   Definitive  Agreement.  It is  anticipated  that the  Agreement  shall
          contain   provisions  (in  addition  to  the  AUSA-DC  Stock  exchange provision) as the parties shall mutually agree, including but not limited to the following:

          1.   Liabilities  and  Assets.  All  assets  of DC  shall  remain  the
               property  of  DC.  All   liabilities   of  DC  shall  remain  the
               obligations of DC as a wholly owned subsidiary of AUSA.

          2. Employment. All current employees of DC (including any contract employees) shall continue to be employed by DC. The employees shall be entitled to the benefits of the AUSA plans in effect for the duration of their employment. In addition AUSA shall allocate 1,500,000 shares of its employee stock option plan under a 3 year vesting schedule. The distribution of these shares to DC employees shall be in accordance with a direction to be provided by DC to AUSA on Closing.

          3.   Executives of DC

               (a) President of DC. Scott Carni shall remain as President of DC and shall receive an annual salary commensurate with and similar treatment as all other senior executives, and be entitled to the same incentive plans that are established from time to time for key employees of AUSA. In addition Scott Carni shall remain a director of DC and shall be an officer of AUSA and elected as a member of the Executive Committee of AUSA.

               (b) Vice-President of DC. Chad Lems shall remain as Vice-President of DC and shall receive an annual salary commensurate with and similar treatment as all other senior executives, and be entitled to the same incentive plans that are established from time to time for key employees of AUSA. In addition Chad Lems shall remain a director of DC.


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               (c)  Vice-President  of DC and shall  receive  an  annual  salary commensurate with and similar treatment as all other senior executives, and be entitled to the same incentive plans that are established from time to time for key employees of AUSA.

          4. DC Attorney Fees. AUSA agrees to pay DC's attorney's fees to a maximum of $10,000 provided that DC's shareholders agree to pay any fees in excess of $10,000.

          5. AUSA is a reporting company. TS is a non-reporting company, listed on the NASD OTC BB. TS has entered into an agreement with AUSA wherein TS has agreed to exchange its stock for all of the outstanding stock in AUSA in a share exchange or merger which is exempt from registration under Section 3(a)(10) of the Securities Act of 1933, and which is qualified with the California Department of Corporations pursuant to Section 25120 of the California Corporations Code and a fairness hearing will be held pursuant to Section 25142 of the California Corporations Code. At the conclusion of the hearing and the issuance of the permit, all shares of pre merger shareholders will be free trading on the OTCBB. At the conclusion of the merger the surviving company will be TS which will do an immediate name change to Americom USA, Inc. and now be a reporting, listed, public company.

          7. Conditions to Closing. AUSA. The obligation of AUSA to consummate the Transaction contemplated herein shall be subject to the satisfaction of the following conditions precedent:

               (a) AUSA shall have conducted and completed a due diligence review of DC's assets and business, including without limitation, a legal and accounting analysis of issues deemed relevant by AUSA, and AUSA shall be satisfied with the results and information obtained from such review.

               (b) No material adverse change shall have occurred in or with respect to the assets or the business of DC since June 30, 1999.

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               (c)  AUSA  and DC  shall  have  received  all  material  consents necessary to consummate this Transaction.

               (d) DC, by its president Scott Carni, does hereby warrant and represent that he has received the necessary DC shareholder consents to proceed with the completion of this Transaction, subject to DC's board approval of the final Agreement.

          DC. The obligation of DC to consummate the Transaction contemplated herein shall be subject to the satisfaction of the following conditions precedent:

               (e) DC shall have conducted and completed a due diligence review of AUSA assets and business, including without limitation, a legal and accounting analysis of issues deemed relevant by DC, and DC shall be satisfied with the results and information obtained from such review.

               (f) No material adverse change shall have occurred in or with respect to the assets or the business of AUSA since June 30, 1999.

               (g) AUSA and DC shall have received all material consents necessary to consummate this Transaction.

               (h) AUSA, by its president Robert Cesar, does hereby warrant and represent that he has received the necessary AUSA Board consent to proceed with the completion of this Transaction, subject to AUSA's board approval of the final Agreement.

          8. Books and Records. During the period between the date hereof and the closing, DC shall provide AUSA and its agents, representatives and advisors full access to all of the key employees, as well as books and records and financial and other information regarding the Stock and the business of DC.

          9. No Material Change. After the date hereof, and until the date of closing, DC shall not make any material capital expenditures over $10,000 or management personnel changes with respect to its business without first discussing such capital expenditures or management changes with AUSA.

          10. Confidentiality. AUSA and DC shall keep this Memorandum of Understanding confidential and shall not disclose its existence or contents to any third party other than their representatives,


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               counsel,  lenders,  consultants and independent  auditors and any
               other   parties  as  necessary   to  complete   the   Transaction
               contemplated herein until such time as AUSA complies with its disclosure requirements. For the duration of this Memorandum of Understanding DC shall not (a) transfer or encumber the DC Stock or any interest therein, or transfer or encumber any of the assets of DC, or permit any such transfer or encumbrance by DC other than in the ordinary course of business consistent with past practice, and (b) take, or permit DC to take, any other action that would be inconsistent with the consummation of the Transaction contemplated herein, including but not limited to investigating or negotiating the sale of DC Stock or any material portion of the assets of DC with any third party for the duration of this Memorandum of Understanding.

          11. Transaction Documents. The initial drafts of the Stock Purchase Agreement shall be prepared by AUSA's attorney for review by DC's attorney.

          12. Costs. Except as stated in Paragraph 4 above, DC and AUSA shall each bear all of their own costs and expenses in connection with the execution, delivery and performance of this Memorandum of
               Understanding and the consummation of the Transaction contemplated herein.

          13.  Miscellaneous.

               (a)  This  Memorandum  of   Understanding   may  be  executed  in
                    counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same.

               (b) The parties contemplate with signed counterparts that this Memorandum of Understanding shall be telecopied among the parties hereto, with original copies being sent thereafter. This Memorandum of Understanding shall be effective as soon as the parties hereto have received either original or telecopied signed counterparts hereof from the other, and such telecopied signatures shall be deemed to be original signatures for all purposes.


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     If this letter accurately sets forth your understanding and agreement as to the matters set forth herein, kindly execute a copy of this letter and deliver it to AmeriComUSA on or before close of business July 5th, 1999.

                                                  Very truly yours,

                                                  AMERICOM USA, INC.


                                                  By: /s/ ROBERT M. CEZAR
                                                     ---------------------------
                                                     Robert Cezar, President/CEO


ACCEPTED AND AGREED THIS
2nd day of July, 1999

DIGICITIES, INC.

By: /s/ SCOTT CARNI
   ------------------------------
   Scott Carni, President